FOR IMMEDIATE RELEASE

                    WHX ANNOUNCES EXTENSION OF EXCHANGE OFFER

         NEW YORK, NY, JUNE 17, 1998 - WHX Corporation (NYSE: WHX) announced today that it has extended the Exchange Offer relating to its 10 1/2% Senior Notes due 2005, which was to expire at 5:00 p.m., New York City time, on June 18, 1998 (as previously extended from June 11, 1998), until 5:00 p.m., New York City time, on June 22, 1998, pursuant to the terms thereof.